EXHIBIT 3.06
               INCORPORATED UNDER THE LAWS OF

                    THE STATE OF DELAWARE


No. 0001                                     Shares 1,000

               PANDA INTERFUNDING CORPORATION

                        Common Stock


      This certifies that PANDA ENERGY CORPORATION is the owner of ONE THOUSAND (1,000) shares of the Capital Stock of PANDA INTERFUNDING CORPORATION transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

      IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this 25th day of July A.D. 1996.

Janice Carter                               Robert W. Carter

                      SHARES $0.01 EACH